Exhibit 99.1

BEACON ROOFING SUPPLY TO ACQUIRE ROOFING SUPPLY GROUP FROM

CLAYTON, DUBILIER & RICE FOR $1.1 BILLION IN CASH AND STOCK

Combined Company Expected to Generate Approximately $3.7 Billion in Revenue Across 356 Locations

Significantly Expands Beacon’s Geographic Footprint in Southern and Western United States

$50 Million in Expected Annual Run-Rate Synergies

Immediately Accretive to Adjusted EPS and Provides Significant Tax Attributes

HERNDON, VA and DALLAS, TX – July 27, 2015 – Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”), the largest publicly-traded distributor of residential and commercial roofing materials and complementary building products in the United States, today announced that it has entered into a definitive merger agreement to acquire Roofing Supply Group (“RSG”), a leading roofing products distributor owned by investment firm Clayton, Dubilier & Rice (“CD&R”), in a cash and stock transaction valued at approximately $1.1 billion.

Under the terms of the agreement, RSG shareholders will receive approximately $286 million in cash and $291 million of Beacon common stock, and Beacon will refinance approximately $565 million of RSG's net debt. Beacon will fund the cash portion of the purchase price through a new ABL Revolver, Term Loan B and a senior unsecured bond offering. The transaction is targeted to close on October 1, 2015.

Headquartered in Dallas, Texas, RSG distributes roofing supplies and related materials from 83 locations across 24 states, including the key Western and Southern markets of California, Florida and Texas. The acquisition also brings Beacon to the Pacific Northwest with branches in Seattle and Spokane. As a result of the acquisition, Beacon will grow to approximately $3.7 billion in revenues and have 356 branches in 45 states and six provinces across Canada. In addition to benefitting from an expanded geographic footprint, Beacon will be able to provide greater customer service through more diversified product offerings across its newly-acquired and existing branches. The transaction is expected to be immediately accretive to adjusted earnings per share (“EPS”) and to generate annual run-rate synergies of approximately $50 million. The tax-efficient transaction structure is expected to enable Beacon to retain approximately $130 million in net operating losses, existing intangible deductions of approximately $190 million and transaction-related deductions of approximately $50 million.

Robert R. Buck, Chairman of Beacon’s Board of Directors, emphasized the strategic fit of the RSG acquisition and the compatibility of the two companies and stated: “We long have believed that a combination of Beacon and RSG would be tremendously beneficial to our shareholders, customers and employees. RSG complements Beacon geographically, especially in the Southern and Western United States, and RSG’s management shares Beacon’s belief that success comes from dedication and loyalty to customers and employees. We are pleased that CD&R will become a major shareholder. This is a momentous event for these two great companies and for the future of the roofing distribution industry.”

Paul Isabella, Beacon’s President and Chief Executive Officer, added: “I am thrilled to welcome RSG to the Beacon family. Our company will benefit greatly by joining forces with RSG’s talented and experienced employees who have developed strong and enduring relationships with customers in their local communities. By building on these relationships, Beacon will drive strong growth, bolster our existing customer base and enhance our position across key regions in the South, West and the Pacific Northwest. The acquisition also adds scale to our commercial business and expands our capabilities within our complementary businesses. This acquisition is a milestone in the long and successful history of Beacon.”

Peter Arvan, RSG CEO, said: “By joining forces with Beacon, we create a market-leading enterprise with exceptional prospects, bring together two highly experienced and proven management teams, and add capabilities to provide our valued customers with the highest levels of service. It’s a great moment for RSG, representing a strong validation of the business the team has built, as well as a compelling opportunity to capitalize on the strengths of both companies.”

CD&R Partner Nathan Sleeper said: “We are very excited about this merger and believe that, together, RSG and Beacon will have a very strong foundation for long-term value creation. We look forward to playing a constructive role in helping to realize the full benefits of this strategic combination.”

Strategic and Financial Benefits of the Transaction

•	Expanded Geographic Footprint: The combined company will operate 356 locations with an expanded distribution platform that affords greater access to the less seasonally-sensitive Southern and Western U.S markets. The acquisition also provides Beacon with an entry into the Pacific Northwest, as well as additional branches in highly attractive, dense markets including California, Florida and Texas.

•	Greater Product Diversification and Customer Service: The transaction strengthens Beacon’s position as the largest public roofing materials and related products distributor in the U.S. with revenues of approximately $3.7 billion. Beacon will be better-positioned to serve existing and new customers with a larger fleet for deliveries and service readiness, greater scale of residential and commercial business, increased offering of complementary building products across RSG’s locations, enhanced engineering capabilities, and greater financial resources to develop and implement new customer service initiatives, such as e-commerce.

•	Aligned Growth Strategies: Both Beacon and RSG employ “Greenfield” growth strategies to expand branch count and geographical reach, and the respective organizations have benefited from this strategy. In total, the companies have opened 72 Greenfields since 2012, which will contribute to an enhanced organic growth rate in future years. Both companies have grown through a similar approach to acquisitions and a focus on consistent improvement in organic growth.

•	Immediately Accretive to Beacon’s Adjusted Earnings per Share: Beacon expects the acquisition of RSG will be immediately accretive to adjusted earnings per share and meaningfully more accretive thereafter.

•	Significant Cost Synergies Expected: Beacon’s acquisition of RSG is expected to generate approximately $50 million in annual run-rate synergies. Run-rate cost savings represent approximately four percent of RSG’s 2015 sales and are consistent with similar industry mergers.

•	Tax-Efficient Structure: The acquisition, which is being structured as a reorganization to achieve optimal tax treatment, is expected to enable the combined company to retain all advantageous tax attributes associated with RSG, including approximately $130 million in net operating losses, existing intangible deductions of approximately $190 million and transaction-related deductions of approximately $50 million.

•	Strong Financial Profile: The combined company will enjoy ample liquidity, with approximately $350 million of available capital. Following the close, rapid de-levering is expected to result from the realization of cost savings, earnings expansion, strong cash flow generation and low ongoing capital expenditures. The capital structure will take advantage of the current low interest rate environment and establish a low weighted average cost of debt.

Financing and Approvals

The transaction is targeted to close on October 1, 2015 and is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other customary closing conditions.

Beacon will finance the transaction with a new ABL Revolver, Term Loan B and a senior unsecured bond offering.

Management and Board

Following completion of the transaction, Mr. Isabella will continue to serve as President and Chief Executive Officer of the combined company, and Mr. Buck will remain Chairman of the Board of Directors. Mr. Arvan will continue to manage the RSG business and report to Mr. Isabella. Philip Knisely, Chairman of RSG and an Advisor to CD&R Funds, and Mr. Sleeper will join the Board of Directors.

Advisors

Citi is serving as financial advisor to Beacon and Sidley Austin LLP and Schiff Hardin LLP are serving as its legal advisors. Deutsche Bank Securities Inc. and Goldman, Sachs & Co. acted as financial advisors to RSG, and Debevoise & Plimpton LLP is serving as legal advisor to RSG.

Citi and Wells Fargo are acting as Joint Lead Arrangers on the debt financing.

Conference Call and Presentation

Beacon will host a conference call to discuss the transaction today, July 27, 2015, at 8:00 a.m. Eastern Daylight Time (EDT). The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the "Events & Presentations" page of the "Investor Relations" section of the Company's web site). There will be a slide presentation available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 844-298-9821 (toll-free) or 234-386-2869 (international). To assure timely access, call participants should call in before 8:00 a.m. EDT.

About Beacon Roofing Supply, Inc.

Founded in 1928, Beacon Roofing Supply, Inc. (NASDAQ: BECN) is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 273 branches throughout 42 states in the U.S. and six provinces in Canada. In fiscal 2014, Beacon had sales of $2.3 billion. The company employs more than 3,000 associates. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

About Roofing Supply Group

A portfolio company of Clayton, Dubilier & Rice, LLC, Roofing Supply Group, LLC (“RSG”) is headquartered in Dallas, Texas, and is one of the largest wholesale distributors of roofing supplies and related materials in the United States. Through its network of more than 83 locations in 24 states nationwide, RSG provides one-step distribution services from roofing product manufacturers to roofing contractors and homebuilders. Each branch carries a complete line of roofing products for residential and commercial roofing, including composition asphalt shingles, underlayment and associated ancillary products.

About Clayton, Dubilier & Rice

Founded in 1978, Clayton, Dubilier & Rice is an investment firm with a strategy predicated on producing financial returns through building stronger, more profitable businesses. Since inception, CD&R has managed the investment of more than $21 billion in 65 businesses with an aggregate transaction value of approximately $100 billion. To learn more about CD&R, please visit www.cdr-inc.com.

Forward-Looking Statements

This release contains information about management's view of Beacon’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of Beacon’s latest Form 10-K. In addition, numerous factors could cause actual results with respect to the proposed transaction to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected synergies, cost savings and tax efficiencies from the proposed transaction will not be realized, or will not be realized within the expected time period; the risk that the Beacon and RSG businesses will not be integrated successfully; the ability to obtain governmental approvals of the proposed transaction on the proposed terms and schedule contemplated by the parties; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; the risk of customer attrition; the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; and the ability to obtain the debt financing contemplated to fund the cash portion of the transaction consideration and the terms of such financing. The forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon's views as of any date subsequent to the date of this press release.

This release does not constitute an offer of any securities for sale.

Contacts

Beacon Roofing Supply

Joseph Nowicki

Executive Vice President & Chief Financial Officer

(571) 323-3940

jnowicki@becn.com

Roofing Supply Group

Troy Draper

(214) 956-5147

CD&R

Tom Franco / Dan Jacobs

(212) 407-5200

Media

Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449